EXHIBIT 99
                               AGREEMENT OF SALE


     THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 5th day of June, 1995, by and between PRICE REALTY CORPORATION, a Texas corporation ("Purchaser"), and BALCOR PENSION INVESTORS - III, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Ten Million And No/100 Dollars ($10,000,000.00) (the "Purchase Price"), that certain property commonly known as Candlewyck Apartments, Dallas, Texas, generally described on Exhibit A attached hereto subject to that legal description being corrected to conform to the description revealed by an accurate survey and to rectify various scrivener's errors(the "Property"). Included in the Purchase Price is all of the personal property set forth in Exhibit B hereto (the "Personal Property").

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Partners Title Company as agent for Chicago Title Insurance Company, (hereinafter referred to as "Title Insurer") dated May 4, 1995 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Existing Survey" (hereinafter defined);
(d) matters caused by the actions of Purchaser; and (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 1 through 6 inclusive and 9B. through P., to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions".
The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in the amount of the Purchase price in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller shall pay for the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.
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     3.2.  Purchaser has received a survey of the Property prepared by Donald
E. Davis Consulting Engineers (the "Existing Survey"). Seller shall pay for the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 20 days after the date hereof. Purchaser hereby acknowledges that all matters disclosed by the Existing Survey are acceptable to Purchaser.

     3.3. The obligations of Seller and Purchaser to pay various costs, if any, set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to Closing, a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed ("Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.
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     6.1.  Except as provided in any indemnity provisions of this Agreement,
Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $200,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $200,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that Seller and Purchaser reasonably agree that the taking of any part of the Property shall: (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impairs the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on the date hereof and ending at 5:00 p.m. Chicago time on June 7, 1995 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases and any other materials located at the Property which Seller and Purchaser reasonably agree are relevant to the transaction set forth herein, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, unaudited year end 1994 and year to date 1995 operating statements, and other materials which Seller and Purchaser reasonably agree are relevant to the transaction set forth herein.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser and reasonably acceptable to Seller. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1 for any reason at Purchaser's sole discretion, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior
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to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive the termination of this Agreement.

     7.2. Seller acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of toxic waste and/or any hazardous materials or substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.

Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information.

     7.4. Seller has provided to Purchaser the following existing report:
Phase I environmental report by Law Engineering, Inc., dated April 8, 1994
("Existing Report").   Seller makes no representation or warranty concerning
the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report.

8. CLOSING. The closing of this transaction (the "Closing") shall be on July 31, 1995 (the "Closing Date"), at the office of Title Insurer, Dallas, Texas at which time Seller shall deliver possession of the Property to Purchaser. Notwithstanding the foregoing, provided that Purchaser is not in default under the terms of this Agreement, Purchaser may elect to extend the Closing Date to August 31, 1995 by depositing, as additional Earnest Money, a non-refundable amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in accordance with the Escrow Agreement, on or before July 20, 1995. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Texas, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the balance of the Purchase Price(with Purchaser receiving a credit against the Purchase Price for all Earnest Money, including the additional Earnest Money referenced above) to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession;

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

          9.2.8.  possession of the Property to Purchaser;

          9.2.9. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K); and

          9.2.10.  a rent roll updated within 5 days prior to the Closing Date.

10. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE (i) THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND (ii) REIMBURSEMENT OF ACTUAL THIRD-PARTY EXPENSES INCURRED BY PURCHASER IN CONNECTION WITH THIS AGREEMENT IN AN AMOUNT NOT TO EXCEED THE EARNEST MONEY HELD PURSUANT TO THE ESCROW AGREEMENT AT THE TIME OF SELLER'S DEFAULT, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, IN WHICH CASE PURCHASER SHALL NOT BE ENTITLED TO THE REIMBURSEMENT SET FORTH IN THIS PARAGRAPH 11.

12.  PRORATIONS.

     12.1. At Closing, the following items shall be prorated in cash as of the date of Closing: Prepaid rents; fees and assessments; prepaid expenses and obligations under the service contracts; accrued expenses; real and personal ad valorem taxes ("Ad Valorem Taxes") for the year of Closing but using the most recent assessed valuation for purposes of real estate taxes. If the tax rate for the year of Closing is not known, taxes shall be estimated based on the tax rate for the year prior to Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. All prorations will be final except as to delinquent rent referred to in Paragraph
12.3 below.

     12.2. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Purchaser shall further ensure that all utility meters are read as of the Closing Date. Seller shall pay all utilities up to and including the Closing Date and all utilities thereafter used shall be paid for by Purchaser. Seller shall be entitled to recover any and all deposits held by any utility company as of the date of Closing; to the extent Purchaser fails to provide, where required, deposits to any such utility company(s) so as to prevent the timely release of Seller's deposit(s) by the utility company(s) on the Closing Date, Purchaser shall pay Seller interest on all such deposits not timely released at the rate of ten percent (10%) per annum from the fifth (5th) day following the Closing Date until Seller actually receives its deposits. Such covenant shall expressly survive the Closing. Refundable tenant security deposits shall be assigned to and assumed by Purchaser and credited to Purchaser at Closing.

     12.3. Seller shall at Closing pay to Purchaser, in cash, the amount of any rents paid to the Seller by tenants of the Property, for periods subsequent to the Closing Date. Seller shall be entitled to all rents for the Closing Date. No proration shall be made for rents delinquent as of the Closing Date (hereinafter called the "Delinquent Rents"). All Delinquent Rents collected on or after the Closing Date shall be allocated to the latest month for which rental is due for that tenant. Any Delinquent Rents collected by Purchaser after Closing which are owing to the Seller by tenants of the Property for periods prior to and including the Closing Date, shall be forthwith paid by Purchaser to Seller. Once any Delinquent Rents are in excess of ninety (90) days past due, all rights to pursue collection of such amounts shall vest solely in Seller, provided, however, Seller shall not be entitled to pursue eviction proceedings in connection with any such legal action. Purchaser shall use its best efforts to collect all amounts which, upon collection, would
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constitute Delinquent Rents hereunder.  Within 120 days after the Closing Date,
Purchaser shall deliver to Seller a reconciliation statement of Delinquent
Rents through the first 90 days after the Closing Date. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Delinquent Rents reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Delinquent Rents and the cost of performing Seller's audit. Paragraph 12.3 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller, except to any entity in which Purchaser or Michael J. Ochstein has an ownership interest. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement other than as set forth herein shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Cushman & Wakefield and $100,000 to Purchaser (to be paid by Seller). Seller's commission to Cushman & Wakefield and Purchaser shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Cushman & Wakefield and Purchaser. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  SELLER'S REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip A. Schechter (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has not received any written notice of violation of any Environmental Laws; (iii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; and (iv) the rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are accurate as of the date set forth thereon.

17. LIMITATION OF LIABILITY. Neither Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Complex
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

          with copies to:     The Balcor Company
                              Bannockburn Lake Office Complex
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              (708) 677-2900
                              (708) 982-4027 (FAX)

          and to:             Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

          TO PURCHASER:       Price Realty Corporation
                              5495 Belt Line Road
                              Suite 335
                              Dallas, Texas  75240
                              Attention:  Mr. Michael J. Ochstein
                              (214) 788-1925
                              (214) 788-4665 (FAX)
          and one copy to:    Klineman, Rose & Wolf
                              135 North Pennsylvania
                              Suite 2000
                              Indianapolis, Indiana  46204
                              Attention:  Robert Rose, Esq.
                              (317) 264-5000
                              (317) 264-5400 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of Texas, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. WAIVER OF DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. To the extent permitted by law, Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Chapter 17, subchapter E
Section 17.41 through 17.63 inclusive, Vernon's Texas Code Annotated, Business and Commerce Code. In order to evidence this ability to grant such waiver,

Purchaser hereby represents and warrants to Seller that Purchaser (i) is represented by legal counsel in the purchase of the Property, and (ii) is not in a significantly disparate bargaining position in relation to the Seller.



IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              PRICE REALTY CORPORATION,
                              a Texas corporation

                              By:  /s/Michael J. Ochstein
                                   -----------------------
                              Name: Michael J. Ochstein
                                   -----------------------
                              Its:  President
                                   -----------------------

                              SELLER:

                              BALCOR PENSION INVESTORS - III, an Illinois limited partnership

                              By: Balcor Mortgage Advisors - II, an Illinois general partnership, its general partner

                                   By:  RGF-Balcor Associates - II, an Illinois
                                        general partnership, a general partner

                                        By:  The Balcor Company, a Delaware
                                             corporation, a general partner

                                             By:  /s/Philip Schechter
                                                  -------------------------
                                             Name: Philip Schechter
                                                  -------------------------
                                             Its:  Authorized Agent
                                                  -------------------------


The undersigned, being Purchaser's local counsel in connection with the Purchaser's purchase of the Property, hereby executes this Agreement solely for the purpose of acknowledging that Purchaser is not in a significantly disparate bargaining position in relation to Seller.


                                   Klineman, Rose and Wolf, P.C.


                                   By: /s/Robert A. Rose
                                      -------------------------
                                        Robert A. Rose
             of Cushman & Wakefield ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement shall be based on a purchase price of $9,900,000, and is otherwise as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.

     Cushman & Wakefield

     By:
         --------------------------------
     Name:
           ------------------------------
     Its:
          -------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

                     FIRST AMENDMENT TO AGREEMENT OF SALE

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made and entered into this 13th day of June, 1995, by and between Price Realty Corporation, a Texas corporation ("Purchaser") and Balcor Pension Investors - III, an Illinois limited partnership ("Seller").

                                   RECITALS:

     A. Seller and Purchaser are parties to that certain Agreement of Sale, dated June 5, 1995 (the "Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell that certain Property (as defined in the Agreement) commonly known as Candlewyck apartments, Dallas, Texas, legally described and depicted on Exhibit A attached to the Agreement.

     B. Seller and Purchaser desire to amend the Agreement in accordance with the terms of this Amendment
                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement.

2. Purchaser shall receive a $150,000 credit against the Purchase Price at Closing to compensate Purchaser for certain deferred maintenance items.

3. Seller agrees to complete the termite remediation work set forth in the proposal by Orkin on or before the Closing Date.

4.   The Inspection Period shall end at 12:00 p.m. Chicago time on June 16,
1995.

5. Except as amended hereby, the Agreement shall be and remain unchanged in full force and effect in accordance with its terms.

6. This Amendment may be executed in counterparts each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument.


     IN WITHNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

                         PURCHASER:
                         PRICE REALTY CORPORATION,
                         a Texas corporation

                         By:  /s/Michael J. Ochstein
                              -------------------------------
                         Name: Michael J. Ochstein
                              -------------------------------
                         Its:      President
                              -------------------------------

                         SELLER:

                         BALCOR PENSION INVESTORS - III, an Illinois limited partnership

                         By: Balcor Mortgage Advisors - II, an Illinois general partnership, a general partner

                              By:  RGF-Balcor Associates - II, an Illinois
                                   general partnership, a general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a general partner

                                        By:  /s/Al Lieberman
                                             ----------------------------
                                        Name: Al Lieberman
                                             ----------------------------
                                        Its:    Senior V.P.
                                             ----------------------------